Exhibit 99.1

CROSS COUNTRY HEALTHCARE ANNOUNCES SECOND QUARTER
2015 FINANCIAL RESULTS

BOCA RATON, Fla., August 5, 2015--Cross Country Healthcare, Inc. (Nasdaq: CCRN) today announced financial results for the second quarter ended June 30, 2015.

•	Revenue was $192.6 million, up 57% year-over-year and 4% on a pro forma basis

•	Adjusted EBITDA was $8.2 million or 4.2% of revenue versus $3.3 million or 2.7% of revenue in the prior year

•	Reported diluted earnings per share (EPS) was $0.08; Adjusted EPS was $0.10

•	Third Quarter Guidance: Revenue of $192 million - $197 million and Adjusted EBITDA margin of 4.2% - 4.7%

Note: Refer to discussion of Non-GAAP financial measures below.

“We continue to make significant progress improving our financial performance. In addition, we were able to reduce the interest rate on our subordinated term debt and entered into an agreement to sell Cross Country Education, a non-core business,” said William J. Grubbs, President and Chief Executive Officer.   “The U.S. Supreme Court’s recent decision regarding the Affordable Care Act was also a favorable development for our industry that should contribute to our continued growth.  I remain very optimistic about our performance and the trends in the business.”

Second quarter consolidated revenue was $192.6 million, an increase of 57% year-over-year and 4% sequentially. On a pro forma basis, revenue was up 4% year-over-year. The Company's consolidated gross profit margin was 25.1%, down 130 basis points year-over-year and down 20 basis points sequentially. Adjusted EBITDA was $8.2 million or 4.2% of revenue, as compared with $3.3 million or 2.7% of revenue in the prior year (see table titled “Reconciliation of Non-GAAP Financial Measures”). Net income attributable to common shareholders was $2.6 million, or $0.08 per diluted share, compared to a net loss of $3.2 million or $0.10 per diluted share in the prior year. Adjusted EPS was $0.10 compared to $0.01 in the prior year.

For the six months ended June 30, 2015, consolidated revenue was $378.6 million, an increase of 57% year-over-year. On a pro forma basis, revenue was up 4% year-over-year. Consolidated gross profit margin was 25.2%, down 90 basis points year-over-year. Adjusted EBITDA was $14.3 million or 3.8% of revenue, as compared with $4.3 million or 1.8% of revenue in the prior year. Net income attributable to common shareholders was $5.5 million, or $0.13 per diluted share, compared to a net loss of $4.0 million or $0.13 per diluted share in the prior year. Adjusted EPS was $0.12 compared to a loss of $0.01 in the prior year.

Quarterly Business Segment Highlights

Nurse and Allied Staffing

Revenue from Nurse and Allied Staffing increased 83% year-over-year and 2% sequentially. On a pro forma basis, revenue was up 6% year-over-year. Contribution income in this segment was $12.5 million, up from $6.7 million in the prior year. The year-over-year increase in segment revenue and contribution income was due to both the impact of the MSN acquisition and organic growth. Average field FTEs increased to 6,607 from 3,190 in the prior year. Revenue per FTE per day was $254 compared to $287 in the prior year reflecting the expected impact of the lower average bill rates of MSN.

Physician Staffing

Revenue from Physician Staffing decreased 1% year-over-year and increased 9% sequentially. Contribution income was $2.2 million, up from $1.8 million in the prior year due primarily to lower SG&A expenses. Compared to the prior year, total days filled decreased to 18,339 from 20,377 while revenue per day filled increased to $1,623 from $1,468.

Other Human Capital Management Services

Revenue from Other Human Capital Management Services was $10.1 million, an increase of 10% year-over-year and 7% sequentially. The year-over-year increase was entirely due to growth in the search business which was up 35% year-over-year. Contribution income was $0.7 million, compared to a loss of $0.2 million in the prior year.

Cash Flow and Balance Sheet Highlights

Cash flow provided by operating activities was $5.7 million for the quarter. At June 30, 2015, the Company had $8.7 million in cash and cash equivalents and $58.0 million of outstanding debt, comprised of $3.0 million outstanding under our senior secured asset-based revolving credit facility (senior credit facility) and $55.0 million of subordinated debt at par. The Company had $46.0 million of availability under the senior credit facility at June 30, 2015.

Outlook for Third Quarter 2015

The Company also provided guidance for the third quarter of 2015:

	Range	Year-over-Year
Change

Revenue	$192 million - $197 million	2% - 4%

Gross profit margin	25.2% - 25.7%	18 - 68 bps

Adjusted EBITDA margin	4.2% - 4.7%	72 - 122 bps

Adjusted EPS	$0.10 - $0.12	$0.03 - $0.05

The estimates above are based on current management expectations and, as such, are forward-looking and actual results may differ materially. These ranges do not include the potential impact of any future divestitures, mergers, acquisitions or other business combinations, any impairment charges or valuation allowances, or any material legal or restructuring charges. Adjusted net income attributable to common shareholders per diluted share assumes an adjusted weighted average share count consistent with June 30, 2015.

INVITATION TO CONFERENCE CALL

The Company will hold its quarterly conference call on Thursday, August 6, 2015, at 9:00 A.M. Eastern Time to discuss its second quarter 2015 financial results. This call will be webcast live and can be accessed at the Company's website at www.crosscountryhealthcare.com or by dialing 800-857-6331 from anywhere in the U.S. or by dialing 517-623-4781 from non-U.S. locations - Passcode: Cross Country. A replay of the webcast will be available from August 6th through August 20th at the Company's website and a replay of the conference call will be available by telephone by calling 800-395-7443 from anywhere in the U.S. or 203-369-3271 from non-U.S. locations - Passcode: 2015.

ABOUT CROSS COUNTRY HEALTHCARE

Cross Country Healthcare, Inc., headquartered in Boca Raton, Florida, is a national leader in providing leading-edge healthcare workforce solutions. Our solutions are geared towards assisting our clients solve labor cost issues while maintaining high quality outcomes. With more than 30 years of experience, we are dedicated to placing highly qualified nurses and physicians as well as allied health, advanced practice, clinical research, and case management professionals. We provide both retained and contingent placement services for physicians, as well as retained search services for healthcare executives. We have more than 6,000 active contracts with a broad range of clients, including acute care hospitals, physician practice groups, nursing facilities, rehabilitation and sports medicine clinics, government facilities, as well as nonclinical settings such as homecare and schools. Through our national staffing teams and network of more than 70 branch office locations, we are able to place clinicians for travel and per diem assignments, local short-term contracts and permanent positions. We are a market leader in providing flexible workforce management solutions, which include managed services programs (MSP), workforce assessments, internal resource pool consulting and development, electronic medical record (EMR) transition staffing and recruitment process outsourcing.
Copies of this and other news releases as well as additional information about Cross Country Healthcare can be obtained online at www.crosscountryhealthcare.com. Shareholders and prospective investors can also register to automatically receive the Company's press releases, SEC filings and other notices by e-mail.

NON-GAAP FINANCIAL MEASURES

This press release and accompanying financial statement tables reference non-GAAP financial measures. Such non-GAAP financial measures are provided as additional information and should not be considered substitutes for, or superior to, financial measures calculated in accordance with U.S. GAAP. Such non-GAAP financial measures are provided for consistency and comparability to prior year results; furthermore, management believes they are useful to investors when evaluating the Company's performance as they exclude certain items that management believes are not indicative of the Company's operating performance. Pro forma measures are adjusted to include the results of our acquisitions as if they were acquired in the beginning of the periods mentioned. Such non-GAAP financial measures may differ materially from the non-GAAP financial measures used by other companies. The financial statement tables that accompany this press release include a reconciliation of each non-GAAP financial measure to the most directly comparable U.S. GAAP financial measure and a more detailed discussion of each financial measure; as such, the financial statement tables should be read in conjunction with the presentation of these non-GAAP financial measures.

FORWARD LOOKING STATEMENT

In addition to historical information, this press release contains statements relating to our future results (including certain projections and business trends) that are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and are subject to the "safe harbor" created by those sections. Forward-looking statements consist of statements that are predictive in nature, depend upon or refer to future events. Words such as "expects", "anticipates", "intends", "plans", "believes", "estimates", "suggests", "appears", "seeks", "will", and variations of such words and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include, but are not limited to, the following: our ability to attract and retain qualified nurses, physicians and other healthcare personnel, costs and availability of short-term housing for our travel healthcare professionals, demand for the healthcare services we provide, both nationally and in the regions in which we operate, the functioning of our information systems, the effect of cyber security risks and cyber incidents on our business, the effect of existing or future government regulation and federal and state legislative and enforcement initiatives on our business, our clients' ability to pay us for our services, our ability to successfully implement our acquisition and development strategies, including our ability to successfully integrate acquired businesses and realize synergies from such acquisitions, the effect of liabilities and other claims asserted against us, the effect of competition in the markets we serve, our ability to successfully defend the Company, its subsidiaries, and its officers and directors on the merits of any lawsuit or determine its potential liability, if any, and other factors set forth in Item 1A. "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2014, and our other Securities and Exchange Commission filings made prior to the date hereof.

Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results and readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's opinions only as of the date of this press release. There can be no assurance that (i) we have correctly measured or identified all of the factors affecting our business or the extent of these factors' likely impact, (ii) the available information with respect to these factors on which such analysis is based is complete or accurate, (iii) such analysis is correct or (iv) our strategy, which is based in part on this analysis, will be successful. The Company undertakes no obligation to update or revise forward-looking statements. All references to "we", "us", "our", or "Cross Country" in this press release mean Cross Country Healthcare, Inc. and its subsidiaries.

Cross Country Healthcare, Inc.
Consolidated Statements of Operations
(Unaudited, amounts in thousands, except per share data)

	Three Months Ended			Six Months Ended
	June 30,	June 30,	March 31,	June 30,	June 30,
	2015	2014	2015	2015	2014

Revenue from services	$192,617	$122,656	$185,964	$378,581	$240,747
Operating expenses:
Direct operating expenses	144,254	90,220	138,927	283,181	177,861
Selling, general and administrative expenses	40,891	29,167	41,166	82,057	58,622
Bad debt expense	131	32	91	222	464
Depreciation	989	817	960	1,949	1,791
Amortization	983	784	982	1,965	1,569
Acquisition and integration costs (a)	40	2,747	118	158	3,042
Restructuring costs	1,007	755	—	1,007	755
Total operating expenses	188,295	124,522	182,244	370,539	244,104
Income (loss) from operations	4,322	(1,866)	3,720	8,042	(3,357)
Other expenses (income):
Interest expense	1,772	289	1,737	3,509	544
Gain on derivative liability	(362)	—	(2,147)	(2,509)	—
Other expense (income), net	27	20	43	70	128
Income (loss) before income taxes	2,885	(2,175)	4,087	6,972	(4,029)
Income tax expense (benefit)	205	1,006	1,037	1,242	(65)
Consolidated net income (loss)	2,680	(3,181)	3,050	5,730	(3,964)
Less: Net income attributable to noncontrolling interest in subsidiary	107	—	116	223	—
Net income (loss) attributable to common shareholders	$2,573	$(3,181)	$2,934	$5,507	$(3,964)

Net income (loss) per share attributable to common shareholders - Basic	$0.08	$(0.10)	$0.09	$0.18	$(0.13)

Net income (loss) per share attributable to common shareholders - Diluted	$0.08	$(0.10)	$0.05	$0.13	$(0.13)

Weighted average common shares outstanding:
Basic	31,398	31,151	31,294	31,346	31,125
Diluted (b)	32,040	31,151	35,454	35,508	31,125

Cross Country Healthcare, Inc.
Reconciliation of Non-GAAP Financial Measure
(Unaudited, amounts in thousands)

	Three Months Ended			Six Months Ended
	June 30,	June 30,	March 31,	June 30,	June 30,
	2015	2014	2015	2015	2014
Adjusted EBITDA (c):
Consolidated net income (loss) attributable to common shareholders	$2,573	$(3,181)	$2,934	$5,507	$(3,964)
Depreciation	989	817	960	1,949	1,791
Amortization	983	784	982	1,965	1,569
Interest expense	1,772	289	1,737	3,509	544
Income tax expense (benefit)	205	1,006	1,037	1,242	(65)
Acquisition and integration costs (a)	40	2,747	118	158	3,042
Restructuring costs	1,007	755	—	1,007	755
Gain on derivative liability	(362)	—	(2,147)	(2,509)	—
Other expense (income), net	27	20	43	70	128
Equity compensation	840	90	376	1,216	542
Net income attributable to noncontrolling interest in subsidiary	107	—	116	223	—
Adjusted EBITDA	$8,181	$3,327	$6,156	$14,337	$4,342

Adjusted EPS: (d)
Reported diluted EPS	$0.08	$(0.10)	$0.05	$0.13	$(0.13)
Acquisition and integration costs (a)	—	0.05	—	—	0.06
Restructuring costs	0.02	0.01	—	0.02	0.01
Gain on derivative liability	(0.01)	—	(0.04)	(0.05)	—
Valuation allowance on adjusted items	0.01	0.04	(0.02)	(0.02)	0.05
Adjustment for change in dilutive shares (d)	—	0.01	0.04	0.04	—
Adjusted EPS (d)	$0.10	$0.01	$0.03	$0.12	$(0.01)

Weighted average common shares outstanding - diluted	32,040	31,151	35,454	35,508	31,125
Adjustment to diluted shares (d)	—	3,734	(3,521)	(3,521)	—
Adjusted weighted average common shares - diluted	32,040	34,885	31,933	31,987	31,125

Cross Country Healthcare, Inc.
Consolidated Balance Sheets
(Unaudited, amounts in thousands)

	June 30,	December 31,
	2015	2014

Assets
Current assets:
Cash and cash equivalents	$8,679	$4,995
Accounts receivable, net	120,621	113,129
Income taxes receivable	207	307
Prepaid expenses	6,697	6,073
Insurance recovery receivable	4,196	5,624
Other current assets	1,020	1,055
Total current assets	141,420	131,183
Property and equipment, net	11,197	12,133
Trade names, net	38,201	38,201
Goodwill, net	90,647	90,647
Other identifiable intangible assets, net	31,858	33,823
Debt issuance costs, net	1,068	1,257
Other non-current assets	17,263	17,889
Total assets	$331,654	$325,133

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$26,301	$27,314
Accrued employee compensation and benefits	34,251	28,731
Current portion of long-term debt and capital lease obligations	3,104	3,607
Sales tax payable	2,797	2,573
Deferred purchase price	2,207	—
Deferred tax liabilities	1,740	1,981
Other current liabilities	2,760	2,790
Total current liabilities	73,160	66,996
Long-term debt and capital lease obligations	68,655	70,467
Non-current deferred tax liabilities	19,692	18,038
Long-term accrued claims	28,749	32,068
Long-term deferred purchase price	—	2,333
Other long-term liabilities	4,850	4,899
Total liabilities	195,106	194,801

Commitments and contingencies

Stockholders' equity:
Common stock	3	3
Additional paid-in capital	248,218	247,467
Accumulated other comprehensive loss	(1,136)	(1,118)
Accumulated deficit	(110,967)	(116,474)
Total Cross Country Healthcare, Inc. stockholders' equity	136,118	129,878
Noncontrolling interest	430	454
Total stockholders' equity	136,548	130,332
Total liabilities and stockholders' equity	$331,654	$325,133

Cross Country Healthcare, Inc.
Segment Data (e)
(Unaudited, amounts in thousands)

	Three Months Ended						Year-over-Year	Sequential
	June 30,	% of	June 30,	% of	March 31,	% of	% change	% change
	2015	Total	2014	Total	2015	Total	Fav (Unfav)	Fav (Unfav)

Revenue from services:
Nurse and Allied Staffing (f)	$152,677	79%	$83,233	68%	$149,112	80%	83%	2%
Physician Staffing (f)	29,794	16%	30,232	25%	27,347	15%	(1)%	9%
Other Human Capital Management Services	10,146	5%	9,191	7%	9,505	5%	10%	7%
	$192,617	100%	$122,656	100%	$185,964	100%	57%	4%

Contribution income: (g)
Nurse and Allied Staffing (f)	$12,515		$6,708		$10,602		87%	18%
Physician Staffing (f)	2,228		1,818		2,116		23%	5%
Other Human Capital Management Services	747		(232)		602		422%	24%
	15,490		8,294		13,320		87%	16%

Unallocated corporate overhead	8,149		5,057		7,540		(61)%	(8)%
Depreciation	989		817		960		(21)%	(3)%
Amortization	983		784		982		(25)%	—%
Acquisition and integration costs (a)	40		2,747		118		99%	66%
Restructuring costs	1,007		755		—		(33)%	(100)%
Income (loss) from operations	$4,322		$(1,866)		$3,720		332%	16%

	Six Months Ended						Year-over-Year
	June 30,	% of	June 30,	% of			% change
	2015	Total	2014	Total			Fav (Unfav)

Revenue from services:
Nurse and Allied Staffing (f)	$301,789	80%	$163,963	68%			84%
Physician Staffing (f)	57,141	15%	58,831	24%			(3)%
Other Human Capital Management Services	19,651	5%	17,953	8%			9%
	$378,581	100%	$240,747	100%			57%

Contribution income: (g)
Nurse and Allied Staffing (f)	$23,117		$12,697				82%
Physician Staffing (f)	4,344		2,549				70%
Other Human Capital Management Services	1,349		(66)				NM
	28,810		15,180				90%

Unallocated corporate overhead	15,689		11,380				(38)%
Depreciation	1,949		1,791				(9)%
Amortization	1,965		1,569				(25)%
Acquisition and integration costs (a)	158		3,042				95%
Restructuring costs	1,007		755				(33)%
Income (loss) from operations	$8,042		$(3,357)				340%

NM-Not meaningful.

Cross Country Healthcare, Inc.
Other Financial Data
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,	June 30,	March 31,	June 30,	June 30,
	2015	2014	2015	2015	2014

Net cash provided by (used in) operating activities (in thousands)	$5,727	$3,703	$270	$5,997	$(5,531)

Nurse and Allied Staffing statistical data:
FTEs (f) (h)	6,607	3,190	6,454	6,531	3,155
Average Nurse and Allied Staffing revenue per FTE per day (f) (i)	$254	$287	$257	$255	$287

Physician Staffing statistical data:
Days filled (f) (j)	18,339	20,377	17,413	35,752	40,500
Revenue per day filled (f) (k)	$1,623	$1,468	$1,587	$1,606	$1,456

(a)
On June 30, 2014, the Company acquired substantially all of the operating assets and certain liabilities of MSN. For the three and six months ended June 30, 2015, $0.1 million and $0.2 million, respectively, of acquisition and integration costs were related to this acquisition. For the three and six months ended June 30, 2014, $2.4 million of acquisition and integration costs were related to this acquisition. On December 2, 2013, the Company acquired the operating assets of On Assignment, Inc.’s Allied Healthcare staffing division. For the three and six months ended June 30, 2014, $0.3 million and $0.6 million, respectively, of acquisition and integration costs were related to this acquisition. The results of MSN have been included in the Company's consolidated statements of operations since its date of acquisition.

(b)
When applying the if-converted method to our Convertible Notes for the three months ended March 31, 2015 and six months ended June 30, 2015, 3,521,126 shares related to the Convertible Notes, issued in June 2014 in conjunction with the MSN acquisition, are included in diluted weighted average shares because their effect was dilutive. For the three months ended June 30, 2015 and 2014, and the six months ended June 30, 2014, the effect of the Convertible Notes was anti-dilutive.

(c)
Adjusted EBITDA, a non-GAAP (Generally Accepted Accounting Principles) financial measure, is defined as net income (loss) attributable to common shareholders before depreciation and amortization, interest expense, income tax expense (benefit), acquisition and integration costs, restructuring costs, legal settlement charge, (gain) loss on derivative liability, impairment charges, other expense (income), net, equity compensation, and net income attributable to noncontrolling interest in subsidiary. Adjusted EBITDA should not be considered a measure of financial performance under GAAP. Management presents Adjusted EBITDA because it believes that Adjusted EBITDA is a useful supplement to net income (loss) attributable to common shareholders as an indicator of operating performance. Management uses Adjusted EBITDA as one performance measure in its annual cash incentive program for certain members of its management team. In addition, management monitors Adjusted EBITDA for planning purposes. Adjusted EBITDA, as defined, closely matches the operating measure typically used in the Company's credit facilities in calculating various ratios. Management believes Adjusted EBITDA, as defined, is useful to investors when evaluating the Company's performance as it excludes certain items that management believes are not indicative of the Company's operating performance. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by the Company's consolidated revenue.

(d)
Adjusted EPS, a non-GAAP financial measure, is defined as net income (loss) attributable to common shareholders per diluted share (reported EPS) before the diluted EPS impact of acquisition and integration costs, restructuring costs, and gain on derivative liability. Adjusted EPS should not be considered a measure of financial performance under GAAP. Management presents Adjusted EPS because it believes that Adjusted EPS is a useful supplement to its reported EPS as an indicator of operating performance. Management believes it provides a more useful comparison of the Company's underlying business performance from period to period and is more representative of the earnings capacity of the Company. Adjustments to reported diluted EPS in the three months ended March 31, 2015 and six months ended June 30, 2015 had the effect of changing the impact of applying the if-converted method on our Convertible Notes from being dilutive to being anti-dilutive. For the three months ended June 30, 2014, the adjustments to reported diluted EPS had the effect of converting the net loss to net income.  As a result, potentially dilutive shares of 212,880 that were excluded in the unadjusted per share calculation have been included in the adjusted weighted average common shares outstanding - diluted. In addition, the adjustment had the effect of changing the impact of applying the if-converted method on our Convertible Notes from being anti-dilutive to dilutive.

(e)	Segment data provided is in accordance with the Segment Reporting Topic of the FASB ASC.

(f)
Effective January 1, 2015, the portion of MDA's allied health staffing business with attributes similar to the Nurse and Allied Staffing business is being reported in the Nurse and Allied Staffing segment. Prior period amounts have been reclassified to conform to the current period presentation.

(g)
Contribution income is defined as income (loss) from operations before depreciation and amortization, acquisition and integration costs, restructuring costs, impairment charges, and corporate expenses not specifically identified to a reporting segment. Contribution income is a financial measure used by management when assessing segment performance.

(h)	FTEs represent the average number of Nurse and Allied Staffing contract personnel on a full-time equivalent basis.

(i)
Average revenue per FTE per day is calculated by dividing the Nurse and Allied Staffing revenue by the number of days worked in the respective periods. Nurse and Allied Staffing revenue also includes revenue from permanent placement of nurses.

(j)	Days filled is calculated by dividing the total hours filled during the period by 8 hours and excludes accrued days filled.

(k)	Revenue per day filled is calculated by dividing the actual revenue invoiced by Physician Staffing by days filled for the period presented and it excludes permanent placement and accrued revenue.

Cross Country Healthcare, Inc.
William J. Grubbs, 561-237-6202
President and Chief Executive Officer
wgrubbs@crosscountry.com

Source: Cross Country Healthcare, Inc.